Exhibit A-1

Authorization

Officer’s Certificate

The undersigned, being a duly appointed officer of Investools Inc. (“Investools”), does hereby certify that this Application is signed by John Bunch, President of Investools, pursuant to the general authority vested in such person under such person’s appointment as an officer of Investools.

IN WITNESS WHEREOF, I have set my hand this 10th day of December, 2009.

INVESTOOLS INC.

By:	/s/ Janis Campanella
Name:	Janis Campanella
Title:	Secretary